UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 29, 2011

Rhino Resource Partners LP
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-34892 (Commission File Number)	27-2377517 (IRS Employer Identification No.)

424 Lewis Hargett Circle, Suite 250
Lexington, Kentucky 40503
(Address of principal executive office) (Zip Code)

(859) 389-6500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.

On July 29, 2011, Rhino Energy LLC (the “Company”), a wholly owned subsidiary of Rhino Resource Partners LP (the “Partnership”), as borrower, and the Partnership and certain of its subsidiaries, as guarantors, entered into an Amended and Restated Credit Agreement (the “Amended Credit Agreement”) with PNC Bank, National Association, as Administrative Agent, PNC Capital Markets and Union Bank, N.A., as Joint Lead Arrangers and Joint Bookrunners, Union Bank, N.A., as Syndication Agent, Raymond James Bank, FSB, Wells Fargo Bank, National Association and the Huntington National Bank, as Co-Documentation Agents and the lenders party thereto. The Amended Credit Agreement provides for a $300 million senior secured revolving credit facility (with a $75 million sublimit for letters of credit and a $25 million sublimit for swing line loans), and is available for general partnership purposes.  Additionally, the Company may request, at one time prior to the end of the term of the facility, that lenders increase the maximum borrowing availability by up to $50 million.

Obligations under the Amended Credit Agreement are secured by substantially all of the Partnership’s assets, including the equity interests in its subsidiaries.  Indebtedness under the Amended Credit Agreement is guaranteed by the Partnership and all of its wholly owned subsidiaries.

Loans under the Amended Credit Agreement bear interest at either (i) a base rate equaling the highest of (a) the Federal Funds Open Rate plus .50%; (b) the prime rate; or (c) daily LIBOR plus 1.00%, plus an applicable margin in each case or (ii) LIBOR plus an applicable margin, at the Partnership’s option.  The applicable margin for the base rate option is 1.50% to 2.25%, and the applicable margin for the LIBOR option is 2.50% to 3.25%, each of which depends on the Partnership’s and its consolidated subsidiaries’ leverage ratio (“Consolidated Leverage Ratio”).  The Amended Credit Agreement also contains letter of credit fees equal to an applicable margin of 2.50% to 3.25% depending on the Consolidated Leverage Ratio, multiplied by the aggregate amount available to be drawn on the letters of credit, and a 0.15% fronting fee payable to the administrative agent.  In addition, the Company incurs a commitment fee on the unused portion of the credit agreement at a rate of 0.375% to 0.50% per annum, depending on the Consolidated Leverage Ratio.

The Amended Credit Agreement contains various covenants that may limit, among other things, our ability to:

•                  incur additional indebtedness or guarantee other indebtedness;

•                  grant liens;

•                  make certain loans or investments;

•                  dispose of assets outside the ordinary course of business, including the issuance and sale of capital stock of our subsidiaries;

•                  change the line of business conducted by us or our subsidiaries;

•                  enter into a merger or consolidation, or make acquisitions; or

•                  make distributions if an event of default occurs.

Additionally, the Amended Credit Agreement contains financial covenants requiring the Partnership and its consolidated subsidiaries to maintain (i) a maximum leverage ratio of debt to trailing four quarters EBITDA (as defined in the Amended Credit Agreement) of 3.0 to 1.0 and (ii) a minimum interest coverage ratio of EBITDA to interest expense for the trailing four quarters of 4.0 to 1.0.

If an event of default exists under the Amended Credit Agreement, the lenders will be able to accelerate the maturity of the credit facilities and exercise other rights and remedies. An event of default includes, among other things, the nonpayment of principal interest, fees or other amounts; failure of any representation or warranty to be true and correct when made or confirmed; failure to perform or observe covenants in the Amended Credit Agreement or other loan documents, subject, in limited circumstances, to certain grace periods; cross-defaults in other indebtedness if the effect of such default is to cause, or permit the holders of such indebtedness to cause, the acceleration of such indebtedness under any material agreement; bankruptcy or insolvency events; monetary judgment defaults; asserted invalidity of the loan documentation; and a change of control over the Partnership.

The foregoing description is qualified in its entirety by reference to the Amended Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated into this Current Report on Form 8-K by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 to this Current Report on Form 8-K is hereby incorporated by referenced into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1

Amended and Restated Credit Agreement, dated July 29, 2011 by and among Rhino Energy LLC, PNC Bank, National Association, as Administrative Agent, PNC Capital Markets and Union Bank, N.A., as Joint Lead Arrangers and Joint Bookrunners, Union Bank, N.A., as Syndication Agent, Raymond James Bank, FSB, Wells Fargo Bank, National Association and the Huntington National Bank, as Co-Documentation Agents and the guarantors and lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RHINO RESOURCE PARTNERS LP

	By:	Rhino GP LLC,
Its General Partner
Dated: August 4, 2011
	By:	/s/ Joseph R. Miller
	Name:	Joseph R. Miller
	Title:	Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1

Amended and Restated Credit Agreement, dated July 29, 2011 by and among Rhino Energy LLC, PNC Bank, National Association, as Administrative Agent, PNC Capital Markets and Union Bank, N.A., as Joint Lead Arrangers and Joint Bookrunners, Union Bank, N.A., as Syndication Agent, Raymond James Bank, FSB, Wells Fargo Bank, National Association and the Huntington National Bank, as Co-Documentation Agents and the guarantors and lenders party thereto.